MG High Yield Bond Fund - 10f3 Transactions - Q1 2000
	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Telewest Communications	United Pan-Europe Communications	NTL Communications Corp.
Underwriters	DLJ, Bank of America Int'l Ltd., Deutsche Bank, Salomon Smith Barney	DLJ, ABN Amro, Bank of America, CS First Boston, Goldman, ING Barings, Merrill Lynch, MSDW, Paribas, Toronto Dominion	n/a -- bonds issued in exchange for 144A securities
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	TWT 9.875%, 2/1/10	UPCNA 11.25%, 2/1/10	NTLI 9.875%, 11/15/09
Is the affiliate a manager or co-manager of offering?	co-manager	no	n/a
Name of underwriter or dealer from which purchased	DLJ	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	1/19/2000	n/a	n/a

Total dollar amount of offering sold to QIBs	$ 350,000,000	$ 600,000,000	EUR 350,000,000
Total dollar amount of any concurrent public offering	$ 350,000,000	$ -	-
Total	$ 700,000,000	$ 600,000,000	EUR 350,000,000

Public offering price	98.445	99.25	n/a -- bonds issued in exchange for 144A securities
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	1.45%	n/a -- private placement	n/a -- bonds issued in exchange for 144A securities
Rating	B1/B+	B2/B	B3/B
Current yield	10.03%	11.34%	n/a
Total par value purchased	$ 2,500,000	n/a	n/a
$ amount of purchase	$ 2,461,125	n/a	n/a
% of offering purchased by fund	0.004%	n/a	n/a
% of offering purchased by associated funds	0.000%	n/a	n/a
Total (Must be less than 25% of offering)	0.004%	n/a	n/a